Exhibit 10.7

Software License Agreement

FTS Co. , Ltd. (hereinafter referred to as “Party A”) and ADVASA Co., Ltd. (hereinafter referred to as “Party B”) enter into the following agreement (hereinafter referred to as “this Agreement”) regarding the software specified in Article 1, Paragraph 1.

Article 1 (Definition)

The terms used in this Agreement shall have the following meanings:

(1)	This Software

This refers to software developed by Party B that can be accessed from the URL below. However, if Party A sublicenses this Software pursuant to Article 3, Paragraph 1, Party A shall prepare a separate URL and server at its own expense.

Note

https://www.fukupe.com/admin/session/login

(2)	Related data

This refers to data created on a computer by using the Software or by the functions of the Software.

(3)	Intellectual Property Rights

This refers to copyright (including the rights under Articles 27 and 28 of the Copyright Act), as well as patent rights, utility model rights, design rights, and trademark rights (including the right to register these), and all other intellectual property rights.

Article 2 (License of Use)

1.	Party B will grant Party A a license to use the Software (hereinafter referred to as “this License”), and Party A will pay Party B compensation for the License.

2.	During the validity period of this Agreement, this Software may only be used on the operating system designated by Party B.

3.	This license will become effective by entering the license key issued by Party B into the Software and by carrying out other authentication procedures specified by Party B.

Article 3 (Sublicensing, etc.)

1.	Party A may sublicense the Software only to persons who have an address within the Republic of Korea.

2.	Party A must obtain Party B’s prior written consent when making copies of the Software.

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Article 4 (License Fee)

1.	The consideration for this license (hereinafter referred to as the “license fee”) will be determined through mutual consultation between Party A and Party B.

2.	License fees shall not be refunded for any reason.

Article 5 (Attribution of Rights)

1.	The ownership rights, intellectual property rights and all other rights relating to the Software and related data belong to Party B.

2.	Pursuant to this Agreement, Party A will only acquire from Party B the right to use the Software, and will not acquire any ownership rights, intellectual property rights, or other rights to the Software, related data, or copies thereof.

Article 6 (Transfer of Rights and Obligations)

Neither Party A nor Party B may transfer, lend, or pledge as security to a third party all or part of its position under this Agreement or the rights and obligations arising from this Agreement without the prior written consent of the other party.

Article 7 (Confidentiality)

1.	Party A and Party B shall manage the existence and content of this Agreement, as well as all technical, business, financial and other information of the other party that they learn in the course of performing this Agreement (hereinafter referred to as “Confidential Information”) with the care of a good manager, and shall not disclose, leak or provide (including orally; the same applies hereinafter) any such information to any third party other than the officers or employees of each party (hereinafter referred to as “Officers, etc.”) without the written consent of the other party. However, the information specified in the following items shall not be included in Confidential Information.

(1)	Information that was already publicly known at the time of receipt

(2)	Information lawfully obtained from a legitimate third party without any obligation to maintain confidentiality

(3)	Information that was already lawfully held by the recipient at the time of receipt

(4)	Information that becomes publicly known after receipt through no fault of the recipient

(5)	Information independently developed by the recipient, unrelated to the received confidential information

2.	Notwithstanding the preceding paragraph, Party A and Party B may disclose confidential information without obtaining the consent set forth in the heading of the preceding paragraph in the following cases.

(1)	When disclosing confidential information to a lawyer, certified public accountant, tax accountant, or other third party who is legally bound to maintain confidentiality.

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(2)	When a court, administrative agency, or other government agency requests disclosure of confidential information

(3)	When disclosing confidential information in accordance with laws and regulations or rules established by a financial instruments exchange.

3.	Party A and Party B shall not use the Confidential Information for any purpose other than the performance of this Agreement.

4.	Upon termination of this Agreement or upon request from the other party, Party A and Party B must promptly return or destroy the other party’s confidential information and any documents, recording media, or other tangible media on which such confidential information is written or recorded.

5.	(1) Party A and Party B shall impose the same confidentiality obligations on their officers, etc. as Party A itself, and shall take supervision and other necessary measures to ensure that their officers, etc. do not violate the preceding paragraphs.

(2)	If one of their officers or other personnel violates any of the preceding paragraphs, Party A and Party B shall jointly and severally compensate the other party for any damages caused by such violation.

Article 8 (Validity Period)

The validity period of this license is two years, from April 1, 2024 to March 31, 2026.

Article 9 (Matters outside the regulations)

If any doubt arises regarding the interpretation of this Agreement or any matter not stipulated in this Agreement, Party A and Party B shall comply with the Civil Code and other laws and regulations, and if it is difficult to resolve the matter in this way, Party A and Party B shall negotiate in good faith.

Article 10 (Governing Law)

This Agreement shall be governed by the laws of Japan.

Article 11 (Exclusive Jurisdiction)

Any disputes arising in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court or the Tokyo Summary Court, depending on the amount of the claim.

To certify the formation of this Agreement, two copies of this document will be prepared and signed and sealed by Party A and Party B, with each Party retaining one copy.

April 1, 2024

A: 5th floor, Ichibancho West Building, 10-8 Ichibancho, Chiyoda-ku, Tokyo

FTS Co., Ltd.

Representative Director Hirokazu Watanabe

Akasaka K Tower 4th Floor, 2-7 Motoakasaka 1-chome, Minato-ku, Tokyo

ADVASA Co., Ltd.

Representative Director Tomomitsu Kosugi

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